Exhibit 5.1

[Letterhead of Warshaw Burstein Cohen Schlesinger & Kuh, LLP]

December 28, 2004

AEP Industries Inc.

125 Phillips Avenue

South Hackensack, NJ 07606

Re:                               AEP Industries Inc. 2005 Employee Stock Purchase Plan

Gentlemen:

We have served as your counsel in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance to certain persons under the 2005 Employee Stock Purchase Plan (the “Plan”) of AEP Industries Inc. (the “Company”) of an aggregate of 250,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”).

We have examined such corporate records, documents and matters of law as we have considered necessary or appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that the Common Stock, when issued in the manner described in, and in accordance with the terms and conditions of, the Plan, will be validly issued, fully-paid and nonassessable.

We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ WARSHAW BURSTEIN COHEN SCHLESINGER & KUH, LLP